                                                                   Exhibit 11.1

                     C.P. CLARE CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                                   (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           Three Months Ended                      Six Months Ended
                                                    --------------------------------      ----------------------------------
                                                    September 28,      September 29,      September 28,        September 29,
                                                         1997               1996              1997                1996
                                                    -------------      -------------      -------------        -------------
                                                                                (in millions)
Net income (loss)                                    $     2,139         $  (12,439)       $     3,791          $   (9,647)
                                                     ===========         ==========        ===========          ==========


Weighted average common shares outstanding
during the period                                    $ 9,260,706          8,941,473          9,226,743           8,886,909


Weighted average common share equivalents                764,651                 --            784,454                  --
                                                     -----------         ----------        -----------          ----------

     Total weighted average common and common
equivalent shares                                     10,025,357          8,941,473        $10,011,197           8,886,909
                                                     ===========         ==========        ===========          ==========

Net income (loss) per common and common share
equivalent                                           $      0.21         $    (1.39)       $      0.38          $    (1.09)
                                                     ===========         ==========        ===========          ==========




(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different.